UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2005

TEXAS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4887	75-0832210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Dallas, Texas		75247
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (972) 647-6700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

          The Compensation Committee of the Board of Directors of the Company recommended to the Board, and the Board approved, removing the restriction on the restricted stock previously issued to the directors as part of their compensation for service as directors.  The restriction had prohibited a director to whom the restricted stock was issued from selling or transferring the stock until the director ceased his/her tenure as a director of the Company.  The restriction also applied to shares of stock distributed as a dividend on the restricted stock, which would have meant that the Chaparral common stock to be distributed to directors as part of the spin-off of Chaparral would have been restricted even though the continuing directors of the Company would no longer be affiliated with Chaparral.  On the other hand, Company directors who, in connection with the spin-off, will resign as directors of the Company and become directors of Chaparral would, upon leaving the TXI Board, have the restriction removed from both the Company restricted stock and the Chaparral common stock distributed as part of the spin-off.  In order to resolve this inequitable situation and to remedy certain unfavorable tax results of the manner in which the restriction operated, the decision to remove the restriction was made.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

          (b)      On July 29, 2005, Texas Industries, Inc. (the “Company”) plans to complete the spin-off of its steel operations by distributing all of the outstanding common stock of Chaparral Steel Company (“Chaparral”) to the Company’s stockholders in a pro-rata tax-free dividend of one share of Chaparral common stock for each outstanding share of Company common stock.  In connection with the spin-off, four of the current directors of the Company will resign effective on July 29, 2005, and become directors of Chaparral.  The four directors are Eugenio Clariond, James M. Hoak, Jr., Ian Wachtmeister and Elizabeth Williams.

          (d)      At its meeting on July 13, 2005, the Board of Directors of the Company determined that, effective on July 29, 2005, the size of the full Board would be eight, and elected the two following persons as directors effective on July 29, 2005:

          Sam Coats, age 64, has been elected to a term of office that expires at the Company’s 2005 annual meeting of stockholders.  Mr. Coats will serve on the Audit Committee and Compensation Committee of the Board.  He is currently President and Chief Executive Officer of SI Restructuring, Inc. (formerly known as Schlotzsky’s Inc., an operator and franchisor of fast casual dining restaurants), a position for which he was recruited by the Board of Directors of Schlotsky’s Inc. to lead a financial restructuring of the company.

          Thomas R. Ransdell, age 63, has been elected to a term of office that expires at the Company’s 2005 annual meeting of stockholders.  Mr. Ransdell will serve on the Audit Committee and Governance Committee (formerly known as the Director Affairs Committee) of the Board.  He currently manages his personal investments following his retirement in July 2004 as President of the Southwest Division of Vulcan Materials Company, the nation’s largest producer of construction aggregates.

          After completion of the spin-off on July 29, 2005, the Audit, Compensation and Governance Committees of the Board will be composed of the following directors:

          Audit—Keith Hughes (chair), Sam Coats and Thomas R. Ransdell
          Compensation—Gordon Forward (chair), Sam Coats and Henry H. Mauz, Jr.
          Governance—Henry H. Mauz, Jr. (chair), Thomas R. Ransdell and Keith Hughes

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS INDUSTRIES, INC.

	By:	/s/ FREDERICK G. ANDERSON

Frederick G. Anderson
Vice President and General Counsel
Date: July 19, 2005